Exhibit 99.1

Media Relations: Amy Gooen VP, Organizational Communications (703) 218-6387 amy.gooen@mantech.com	Investor Relations: Stuart Davis EVP, Strategy and Communications (703) 218-8269 stuart.davis@mantech.com

ManTech Announces a Senior Management Change

FAIRFAX, Va., July 19, 2010—ManTech International Corporation (NASDAQ: MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced that Lawrence B. Prior III has submitted, and ManTech has accepted, his resignation as president and chief operating officer. Pending a decision on a successor, ManTech International Chairman and Chief Executive Officer George J. Pedersen will assume the responsibilities of president of ManTech, and the three current Operating Group Presidents will assume the Chief Operating Officer duties for their respective operations.

“We have an energetic and experienced leadership team that will continue to focus on top-line growth, profitability and additional corporate acquisitions that complement ManTech’s strategy. ManTech completed its last corporate acquisition in January, when it acquired Sensor Technologies Inc.,” said Pedersen. “The ManTech team will continue its excellent talent management and program execution around the world, where our 9,000 employees support the nation’s critical missions.”

“ManTech is poised to continue its market-leading growth, and we are absolutely committed to being the best company in our industry by all measures. We believe our solid financial position will continue to be a catalyst for our success. We thank Larry for his contributions over the past year and wish him well in his future endeavors,” Pedersen added.

About ManTech International Corporation

Headquartered in Fairfax, Va., with approximately 9,000 professionals, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security and Justice; the space community; the National Oceanic and Atmospheric Administration; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management, and service-oriented architectures. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in ManTech’s Annual Report on Form 10-K for the period ended December 31, 2009, and other such filings that ManTech makes with the U.S. Securities and Exchange Commission (SEC) from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

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